U. S. Securities and Exchange Commission
                         Washington, D. C. 20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Reporting Person
          Bill E. Coggin
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Oil & Gas Income Fund X-A, L.P.

3.   IRS or Social Security Number of Reporting Person
          ###-##-####

4.   Statement for Month/Year
          April 2000

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Reporting Person to Issuer
                Subject person is no longer an officer of the Managing General Partner



Date: May 4, 2000                       By:  /s/ Bill E. Coggin
                                             ------------------------------
------
                                             Bill E. Coggin, Vice-President
                                                and    CFO   of   Southwest
Royalties,
                                               Inc.  the  Managing  General
Partner